As filed with the Securities and Exchange Commission on February 14, 2018

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	86-0708398
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2603 Challenger Tech Court, 100

Orlando, Florida 32826

Telephone: (407) 382-4003

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. JAMES GAYNOR, PRESIDENT & CHIEF EXECUTIVE OFFICER

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Telephone: (407) 382-4003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey E. Decker, Esq.

Alissa K. Lugo, Esq.

Baker & Hostetler LLP

200 South Orange Avenue, Suite 2300

Orlando, Florida 32801

Telephone: (407) 649-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share (2)	967,208	$2.16495 (3)	$2,093,956.96	$260.70
Preferred Stock Purchase Rights (2)(4)	—	—	—	—
Total Offering	967,208	—	$2,093,956.96	$260.70

(1)	The proposed maximum aggregate price of the securities has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), and includes shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), that were issued pursuant to that Note Satisfaction and Securities Purchase Agreement (the “Purchase Agreement”), dated January 16, 2018, by and between the Registrant and the selling stockholders named herein, in connection with the satisfaction of a note.
(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the price of $2.16495 per share, which was the average of the high and low sales price of the Class A Common Stock on February 9, 2018, as reported on the NASDAQ Capital Market.
(4)	Our Class A Common Stock currently includes certain preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated May 1, 1998 (filed as an exhibit to our Registration Statement on Form 8-K filed with the Securities and Exchange Commission on April 28, 1998), as amended on February 25, 2008 (filed as an exhibit to Amendment No. 1 to Form 8-A filed with the Securities and Exchange Commission on February 25, 2008) and as amended on January 30, 2018 (filed as an exhibit to Form 8-K filed with the Securities and Exchange Commission on February 1, 2018) (the “Rights Agreement”), between the Registrant and Continental Stock Transfer & Trust Company. Until the occurrence of certain events specified in the Rights Agreement, none of which have occurred, the preferred stock purchase rights are not exercisable, are evidenced by the certificate for our Class A Common Stock and will be transferred along with and only with and are not severable from, our Class A Common Stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the market price of our Class A Common Stock. No separate consideration will be payable for the preferred stock purchase rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 9, 2018

PROSPECTUS

967,208 Shares

Class A Common Stock

This prospectus covers the offer and sale by the selling stockholders identified on page 19 of this prospectus (collectively, the “selling stockholders”) of 967,208 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock” or “Class A Common Stock”), of LightPath Technologies, Inc. (the “Company”). We will not receive any proceeds from the sale of the shares of Class A Common Stock by the selling stockholders.

Our registration of the shares of Class A Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may offer and sell the shares of Class A Common Stock from time to time in a number of different ways and at varying prices. The selling stockholders may offer and sell the shares of Class A Common Stock described in this prospectus to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods. See the sections of this prospectus entitled “Prospectus Summary” and “Plan of Distribution” for more information. We have agreed to pay all costs, expenses, and fees in connection with the registration of the shares of Class A Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.

You should carefully read this prospectus before you invest in any of our securities.

Our Class A Common Stock is listed on the NASDAQ Capital Market (“NCM”) under the symbol “LPTH.” On February 9, 2018, the last reported sale price of our Class A Common Stock on NCM was $2.18 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT OR DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2018.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized any dealer, salesman, or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which this prospectus relates and is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth under the section titled “Risk Factors” in this prospectus and in our most recent annual and quarterly filings with the Securities and Exchange Commission (the “SEC”), if any, as well as other information in this prospectus, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “LightPath,” “we,” “us,” “our,” or similar references mean LightPath Technologies, Inc. and our subsidiaries.

Company Overview

We manufacture optical components and higher level assemblies including precision molded glass aspheric optics, molded and diamond-turned infrared aspheric lenses, GRADIUM glass lenses, and other optical materials used to produce products that manipulate light. We design, develop, manufacture, and distribute optical components and assemblies utilizing advanced optical manufacturing processes. Our products are incorporated into a variety of applications by our customers in many industries, including defense products, medical devices, laser aided industrial tools, automotive safety applications, barcode scanners, optical data storage, hybrid fiber coax datacom, telecommunications, machine vision and sensors, among others. All the products we produce enable lasers and imaging devices to function more effectively. For example:

●       Molded glass aspheres and assemblies are used in various high performance optical applications primarily based on laser technology;

●       Infrared molded lenses, diamond turned, conventional ground and polished, and CNC ground lenses and assemblies using short (SWIR), mid (MWIR), and long (LWIR) wave materials imaging are used in applications for firefighting, predictive maintenance, homeland security, surveillance, automotive, cell phone infrared cameras, pharmaceutical R&D, and defense; and

●       GRADIUM extends the performance of a spherically polished glass lens technology improving optical performance so that it approximates aspheric lens performance.

In November 2005, we formed LightPath Optical Instrumentation (Shanghai) Co., Ltd (“LPOI”), a wholly-owned subsidiary, located in Jiading, People’s Republic of China. The LPOI facility is primarily used for sales and support functions.

In December 2013, we formed LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”), a wholly-owned subsidiary located in the New City district, of the Jiangsu province, of the People’s Republic of China. LPOIZ’s 39,000 square foot manufacturing facility serves as our primary manufacturing facility in China and provides a lower cost structure for production of larger volumes of optical components and assemblies.

In December 2016, we acquired ISP Optics Corporation, a New York corporation (“ISP”), and its wholly-owned subsidiary, ISP Optics Latvia, SIA, a limited liability company founded in 1998 under the Laws of the Republic of Latvia (“ISP Latvia”). ISP is a vertically integrated manufacturer offering a full range of infrared products from custom infrared optical elements to catalog and high performance lens assemblies. ISP’s Irvington, New York facility functions as its global headquarters for operations, while also providing manufacturing capabilities, optical coatings, and optical and mechanical design, assembly, and testing. ISP Latvia’s manufacturing facility is located in Riga, Latvia. It is a manufacturer of high precision optics and offers a full range of infrared products including catalog and custom infrared optics.

Product Groups and Markets

We organized our business based on five product groups: low volume precision molded optics (“LVPMO”), high volume precision molded optics (“HVPMO”), specialty products, infrared products, and non-recurring engineering (“NRE”). Our LVPMO product group consists of precision molded optics with a sales price greater than $10 per lens and is usually sold in smaller lot quantities. Our HVPMO product group consists of precision molded optics with a sales price of less than $10 per lens and is usually sold in larger lot quantities. Our infrared product group is comprised of both molded and turned lens and assemblies and includes all ISP products. Our specialty product group is comprised of value added products such as optical subsystems, assemblies, GRADIUM lenses, and isolators. Our NRE product group consists of those products we develop pursuant to product development agreements we enter into with customers. Typically, customers approach us and request that we develop new products or applications for our existing products to fit their particular needs or specifications. The timing and extent of any such product development is outside of our control.

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We currently serve the following major markets: industrial, laser, defense, medical, telecommunications, and instrumentation. Within our product groups, we have various applications that serve these major markets. For example, our HVPMO lenses are typically used in industrial tools, especially in China. Our HVPMO and LVPMO lenses are also used in applications for the telecommunications market, such as cloud computing, video distribution via digital technology, wireless broadband, and machine to machine connection, and the laser market, such as laser tools, scientific and bench top lasers, and bar code scanners. Our infrared products can also be used in various applications within our major markets. Currently, sales of our infrared products are primarily for customers in the industrial market that use thermal imaging cameras. Our infrared products can also be used for gas sensing devices, spectrometers, night vision systems, automotive driver systems, thermal weapon gun sights, and infrared counter measure systems, among others.

Within the larger overall markets, which are estimated to be in the multi-billions of dollars, we believe there is a market of approximately $1.7 billion for our current products and capabilities. We continue to believe our products will provide significant growth opportunities over the next several years and, therefore, we will continue to target specific applications in each of these major markets. In addition to these major markets, a large percentage of our revenues are derived from sales to unaffiliated companies that purchase our products to fulfill their customer’s orders, as well as unaffiliated companies that offer our products for sale in their catalogs. Our strategy is to leverage our technology, know-how, established low cost manufacturing capability, and partnerships to grow our business.

Corporate Information

We were incorporated under Delaware law in 1992 as the successor to LightPath Technologies Limited Partnership, a New Mexico limited partnership formed in 1989, and its predecessor, Integrated Solar Technologies Corporation, a New Mexico corporation formed in 1985. Our principal offices are located at 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826. Our telephone number is (407) 382-4003. Our website address is www.lightpath.com, the content of which shall not be deemed incorporated by reference into this prospectus.

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The Offering

Securities Offered by the Selling Stockholders	Up to 967,208 shares of Class A Common Stock

Class A Common Stock Outstanding	25,727,981 shares (1)

Terms of the Offering	The selling stockholders may, from time to time, offer and resell, transfer, or otherwise dispose of any or all of the shares of our Class A Common Stock covered by this prospectus through underwriters or dealers, directly to purchasers, or though broker-dealers or agents. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock being offered under this prospectus. See “Use of Proceeds.”

NASDAQ Capital Market Symbol	Our Class A Common Stock is listed under the symbol “LPTH.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

(1) Based on the number of issued and outstanding shares of Class A Common Stock on February 9, 2018. Excludes (i) 1,030,035 shares of our Class A Common Stock issuable upon exercise of outstanding stock options having a weighted-average exercise price of approximately $1.73 per share; (ii) 1,649,353 shares of our Class A Common Stock underlying outstanding restricted stock units of which 1,287,370 have vested; (iii) 1,664,870 shares of our Class A Common Stock reserved for issuance under our Amended and Restated Omnibus Incentive Plan (the “Plan”); and (iv) 358,008 shares of our Class A Common Stock reserved for issuance under our Employee Stock Purchase Plan (the “2014 ESPP”).

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RISK FACTORS

Investing in our securities offered pursuant to this prospectus involves a high degree of risk. Before making an investment decision, you should carefully review and consider the risk factors in this prospectus or incorporated by reference into this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before acquiring any of such securities in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations, or prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks might result in the trading price of our securities to decline or cause you to lose all or part of your investment in the offered securities. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related To Our Business and Financial Results

We have a history of losses. We achieved net income of approximately $641,000 for the six months ended December 31, 2017, $7.7 million for fiscal 2017, and $1.4 million for fiscal 2016; however, we incurred net losses of $715,000 and $313,000 for fiscal 2015 and 2014, respectively, and have a history of losses preceding such periods. As of December 31, 2017, we had an accumulated deficit of approximately $195.7 million. We may incur losses in the future if we do not achieve sufficient revenue to maintain profitability. We expect revenue to grow by seeking to improve gross margins and generating additional sales, but we cannot guarantee such improvement or growth.

Factors that could adversely affect our future profitability, include, but are not limited to, a decline in revenue either due to lower sales unit volumes or decreasing selling prices or both, our ability to order supplies from vendors, which in turn affects our ability to manufacture our products, and slow payments from our customers on accounts receivable.

Any failure to maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Class A Common Stock to decline, resulting in a significant or complete loss of your investment.

We may need additional capital to sustain our operations in the future, and may need to seek further financing, which we may not be able to obtain on acceptable terms or at all, which could affect our ability to implement our business strategies. We have limited capital resources. To date, our operations have been largely funded from the proceeds of equity financings with some level of debt financing. We anticipate requiring additional capital in the future to support our operations and further expand our business and product lines. We may not be able to obtain additional financing when we need it on terms acceptable to us, or at all.

Our future capital needs will depend on numerous factors including: (i) profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including equipment and acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We are dependent on a few key customers, and the loss of any key customer could cause a significant decline in our revenues. In fiscal 2017, we had sales to three customers that comprised an aggregate of approximately 26% of our annual revenue with one customer at 10% of our sales, another customer at 9% of our sales, and the third customer at 7% of our sales. In fiscal 2016, we had sales to three customers that comprised approximately 25% of our annual revenue, with one customer at 10% of our sales, another customer at 8% of our sales, and the third customer at 7% of our sales. Part of our continuing strategy has been to gain key customer relationships of more significance and impact to generate higher revenues at lower costs. This strategy has met with some success, and, therefore, we believe our operating results will continue to be notably dependent on sales to a relatively small number of significant customers. However, we continue to diversify our business in order to minimize our sales concentration risk. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

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We may be affected by political and other risks as a result of our sales to international customers and/or our sourcing of materials from international suppliers. In fiscal 2017, 61% of our net revenue was derived from sales outside of the United States, with 88% of our foreign sales derived from customers in Europe and Asia. In fiscal 2016, approximately 59% of our net revenues were from sales to international customers, with 91% of foreign sales derived from customers in Europe and Asia. Our international sales will be limited, and may even decline, if we cannot establish relationships with new international distributors, maintain relationships with our existing international distributions, maintain and expand our foreign operations, expand international sales, and develop relationships with international service providers. Additionally, our international sales may be adversely affected if international economies weaken. We are subject to the following risks, among others:

·	greater difficulty in accounts receivable collection and longer collection periods;
·	potentially different pricing environments and longer sales cycles;
·	the impact of recessions in economies outside the United States;
·	unexpected changes in foreign regulatory requirements;
·	the burdens of complying with a wide variety of foreign laws and different legal standards;
·	certification requirements;
·	reduced protection for intellectual property rights in some countries;
·	difficulties in managing the staffing of international operations, including labor unrest and current and changing regulatory environments;
·	potentially adverse tax consequences, including the complexities of foreign value-added tax systems, restrictions on the repatriation of earnings, and changes in tax rates;
·	price controls and exchange controls;
·	government embargoes or foreign trade restrictions;
·	imposition of duties and tariffs and other trade barriers;
·	import and export controls;
·	transportation delays and interruptions;
·	terrorist attacks and security concerns in general; and
·	political, social, economic instability and disruptions.

As a U.S. corporation with international operations, we are subject to the U.S. Foreign Corrupt Practices Act and other similar foreign anti-corruption laws, as well as other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition, and results of operations. Our operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other foreign anti-corruption laws that apply in countries where we do business. The FCPA and these other laws generally prohibit us and our employees and intermediaries from offering, promising, authorizing, or making payments to government officials or other persons to obtain or retain business or gain some other business advantage. In addition, we cannot predict the nature, scope, or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Operations outside of the U.S. may be affected by changes in trade production laws, policies, and measures, and other regulatory requirements affecting trade and investment.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of Treasury’s Office of Foreign Asset Control, and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs, requirements, currency exchange regulations, and transfer pricing regulations (collectively, the “Trade Control Laws”).

Despite our compliance programs, there can be no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, or Trade Control Laws. If we are not in compliance with the FCPA and other foreign anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement, and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA, other anti-corruption laws, or Trade Control Laws by the U.S. or foreign authorities could also have an adverse impact on our reputation, business, financial condition, and results of operations.

Our future growth is partially dependent on our market penetration efforts. Our future growth is partially dependent on our market penetration efforts, which include diversifying our sales to high-volume, low-cost optical applications and other new market and product opportunities in multiple industries. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components markets in order to generate market demand and market feedback may require us to further refine these products. Expansion of our product lines and sales into new markets will require significant investment in equipment, facilities, and materials. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

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We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunities. To achieve wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies that will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of these business relationships will limit the commercialization of our products and technologies, which will have an adverse impact on our business development and our ability to generate revenues.

If we do not expand our sales and marketing organization, our revenues may not increase. The sale of our products requires prolonged sales and marketing efforts targeted at several key departments within our prospective customers’ organizations and often time involves our executives, personnel, and specialized systems and applications engineers working together. Currently, our direct sales and marketing organization is somewhat limited. We believe we will need to increase our sales force in order to increase market awareness and sales of our products. There is significant competition for qualified personnel, and we might not be able to hire the kind and number of sales and marketing personnel and applications engineers we need. If we are unable to expand our sales operations, particularly in China, we may not be able to increase market awareness or sales of our products, which would adversely affect our revenues, results of operations, and financial condition.

If we are unable to develop and successfully introduce new and enhanced products that meet the needs of our customers, our business may not be successful. Our future success depends, in part, on our ability to anticipate our customers’ needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing, and coordinate our efforts with the efforts of our suppliers to rapidly achieve efficient volume production. If we fail to effectively transfer production processes, develop product enhancements, or introduce new products that meet the needs of our customers as scheduled, our net revenues may decline, which would adversely affect our results of operations and financial condition.

If we are unable to effectively compete, our business and operating results could be negatively affected. We face substantial competition in the optical markets in which we operate. Many of our competitors are large public and private companies that have longer operating histories and significantly greater financial, technical, marketing, and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale, and support of their products. In addition, the market capitalization and cash reserves of several of our competitors are much larger than ours, and, as a result, these competitors are much better positioned than we are to exploit markets, develop new technologies, and acquire other companies in order to gain new technologies or products. We also compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass, and other developers of gradient lens technology, as well as telecommunications product manufacturers. In both the optical lens and communications markets, we are competing against, among others, established international companies, especially in Asia. Many of these companies also are primary customers for optical and communication components, and, therefore, have significant control over certain markets for our products. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products or that competition in our industry will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the markets we compete in, our business, results of operations, and financial condition could be adversely affected.

We anticipate further reductions in the average selling prices of some of our products over time, and, therefore, must increase our sales volumes, reduce our costs, and/or introduce higher margin products to reach and maintain financial stability. We have experienced decreases in the average selling prices of some of our products over the last ten years, including most of our passive component products. We anticipate that as products in the optical component and module market become more commodity-like, the average selling prices of our products will decrease in response to competitive pricing pressures, new product introductions by us or our competitors, or other factors. We attempt to offset anticipated decreases in our average selling prices by increasing our sales volumes and/or changing our product mix. If we are unable to offset anticipated future decreases in our average selling prices by increasing our sales volumes or changing our product mix, our net revenues and gross margins will decline, increasing the projected cash needed to fund operations. To address these pricing pressures, we must develop and introduce new products and product enhancements that will generate higher margins or change our product mix in order to generate higher margins. If we cannot maintain or improve our gross margins, our financial position, and results of operations may be harmed.

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Because of our limited product offerings, our ability to generate additional revenues may be limited without additional growth. We organized our business based on five product groups: LVPMOs, HVPMOs, infrared products, specialty products, and NREs. In fiscal 2016, sales of our LVPMOs generated approximately 42% of our net revenues, sales of our HVPMOs generated approximately 23% of our net revenues, sales of our infrared products generated approximately 10% of our net revenues, sales of our specialty products generated approximately 22% of our net revenues, and sales of our NRE products generated approximately 3% of our net revenues. Accordingly, in fiscal 2016, approximately 87% of our net revenues were derived from sales of our LVPMOs, HVPMOs, and specialty products. In fiscal 2017, sales of our LVPMOs generated approximately 30% of our net revenues, sales of our HVPMOs generated approximately 27% of our net revenues, sales of our infrared products generated approximately 33% of our net revenues, sales of our specialty products generated approximately 9% of our net revenues, and sales of our NRE products generated approximately 1% of our net revenues. Accordingly, in fiscal 2017, approximately 66% of our net revenues were derived from our LVPMO, HVPMO, and specialty products, and 33% was derived from our infrared products. In the future, we expect a larger percentage of our revenues to be generated from sales of our infrared products, particularly sales of ISP’s infrared products. Demand for products in the optical market has declined materially in recent years. Continued and expanding market acceptance of these products is critical to our future success. There can be no assurance that our current or new products will achieve market acceptance at the rate at which we expect, or at all, which could adversely affect our results of operations and financial condition.

Litigation may adversely affect our business, financial condition, and results of operations. From time to time in the normal course of business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and is subject to inherent uncertainties. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. There also may be adverse publicity with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. An adverse result in any such matter could adversely impact our operating results or financial condition. Additionally, any litigation to which we are subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows. We execute all foreign sales from our Orlando and Irvington facilities and inter-company transactions in United States dollars in order to mitigate the impact of foreign currency fluctuations. However, in the future, a portion of our international revenues and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and corresponding exchange rates. In fiscal years 2017 and 2016, we recognized a gain of approximately $78,000 and a loss of $370,000 on foreign currency transactions, respectively. Any such fluctuations that result in a less favorable exchange rate could adversely affect our revenues, which could negatively impact our results of operations and financial condition.

We also source certain raw materials from outside the United States. Some of those materials, priced in non-dollar currencies, have lowered in price due to the recent increase of the United States dollar against non-dollar-pegged currencies, especially the Euro and Renminbi. This increases our margins and helps with our ability to reach positive cash flow and profitability. If the strength of the United States dollar decreases, the cost of foreign sourced materials could increase, which would adversely affect our financial condition and results of operations.

A significant portion of our cash is generated and held outside of the United States. The risks of maintaining significant cash abroad could adversely affect our cash flows and financial results. During fiscal 2017, approximately 58% of our cash was generated and held abroad. We generally consider unremitted earnings of our subsidiaries operating outside of the United States to be indefinitely reinvested and it is not our current intent to change this position. Cash held outside of the United States is primarily used for the ongoing operations of the business in the locations in which the cash is held. Certain countries, such as China, have monetary laws that limit our ability to utilize cash resources in China for operations in other countries. Before any funds can be repatriated the retained earnings in China must equal at least 150% of the registered capital. As of December 31, 2017, we had retained earnings in China of $1.4 million and we need to have retained earnings of $11.3 million before repatriation will be allowed. This limitation may affect our ability to fully utilize our cash resources for needs in the United States or other countries and may adversely affect our liquidity. Further, since repatriation of such cash is subject to limitations and may be subject to significant taxation, we cannot be certain that we will be able to repatriate such cash on favorable terms or in a timely manner. If we incur operating losses and/or require cash that is held in international accounts for use in our operations based in the United States, a failure to repatriate such cash in a timely and cost-effective manner could adversely affect our business and financial results.

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Further, our worldwide operations subject us to the jurisdiction of a number of taxing authorities. The income earned in these various jurisdictions is taxed on differing basis, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of our income tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction, as well as the use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in or interpretations of tax law and currency/repatriation control could impact the determination of our income tax liabilities for a tax year. Legislative initiatives in the United States to reform the United States’ tax laws could also have a material impact on our future tax rate and our repatriation plans.

Uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act could materially affect our tax obligations and effective tax rate. The 2017 Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017, and significantly affected United States tax law by changing how the United States imposes income tax on multinational corporations. The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law and impact our results of operations in the period issued.

The Tax Act requires complex computations not previously provided in United States tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the Tax Act and the accounting for such provisions require accumulation of information not previously required or regularly produced. As additional regulatory guidance is issued by the applicable taxing authorities, as accounting treatment is clarified, as we perform additional analysis on the application of the law, and as we refine estimates in calculating the effect, our final analysis, which will be recorded in the period completed, may be different from our current provisional amounts, which could materially affect our tax obligations and effective tax rate.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel. Our future success largely depends upon the continued services of our key executive officers, management team, and other engineering, sales, marketing, manufacturing, and support personnel. If one or more of our key employees are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new key employees. If any of our key employees joins a competitor or forms a competing company, we may lose some or all of our customers. Because of these factors, the loss of the services of any of these key employees could adversely affect our business, financial condition, and results of operations.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel to support our business strategy. We expect to continue to hire selectively in the manufacturing, engineering, sales and marketing, and administrative functions to the extent consistent with our business levels and to further our business strategy. We face significant competition for skilled personnel in our industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business.

We depend on single or limited source suppliers for some of the key materials or process steps in our products, making us susceptible to supply shortages, poor performance, or price fluctuations. We currently purchase several key materials, or have outside vendors perform process steps, such as lens coatings, used in or during the manufacture of our products from single or limited source suppliers. We may fail to obtain required materials or services in a timely manner in the future, or could experience delays as a result of evaluating and testing the products or services of these potential alternative suppliers. The decline in demand in the telecommunications equipment industry may have adversely impacted the financial condition of certain of our suppliers, some of whom have limited financial resources. We have in the past, and may in the future, be required to provide advance payments in order to secure key materials from financially limited suppliers. Financial or other difficulties faced by these suppliers could limit the availability of key components or materials. For example, increasing labor costs in China has increased the risk of bankruptcy for suppliers with operations in China, and has led to higher manufacturing costs for us and the need to identify alternate suppliers. Additionally, financial difficulties could impair our ability to recover advances made to these suppliers. Any interruption or delay in the supply of any of these materials or services, or the inability to obtain these materials or services from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders, thereby negatively affecting our business, financial condition, and results of operation.

We face product liability risks, which could adversely affect our business. The sale of our optical products involves the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage. Product liability insurance is expensive, subject to various coverage exclusions, and may not be obtainable on terms acceptable to us if we decide to procure such insurance in the future. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted. If a claim is asserted and successfully litigated by an adverse party, our financial position and results of operations could be adversely affected.

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Business interruptions could adversely affect our business. We manufacture our products at manufacturing facilities located in Orlando, Florida, Irvington, New York, Riga, Lativa, and Zhenjiang, China. Our revenues are dependent upon the continued operation of these facilities. The Orlando facility is subject to a lease that expires in April 2022, the Irvington facility is subject to a lease that expires in September 2020, the Riga facility is subject to a lease that expires in December 2019, and the Zhenjiang facility is subject to two leases that expire in March 2019 and December 2021. Our operations are vulnerable to interruption by fire, hurricane winds and rain, earthquakes, electric power loss, telecommunications failure, and other events beyond our control. We do not have detailed disaster recovery plans for our facilities and we do not have a backup facility, other than our other facilities, or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of any facility or if any facility ceases to be available to us for any other reason. If we are required to rebuild or relocate either of our manufacturing facilities, a substantial investment in improvements and equipment would be necessary. We carry only a limited amount of business interruption insurance, which may not sufficiently compensate us for losses that may occur.

Our facilities may be subject to electrical blackouts as a consequence of a shortage of available electrical power. We currently do not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at such facility.

Any losses or damages incurred by us as a result of blackouts, rebuilding, relocation, or other business interruptions, could result in a significant delay or reduction in manufacturing and production capabilities, impair our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in reduced sales, lost revenue, and/or loss of market share, any of which could substantially harm our business and our results of operations.

Our failure to accurately forecast material requirements could cause us to incur additional costs, have excess inventories, or have insufficient materials to manufacture our products. Our material requirements forecasts are based on actual or anticipated product orders. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary materials. Lead times for materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms, and the market demand for the materials at any given time. If we overestimate our material requirements, we may have excess inventory, which would increase our costs. If we underestimate our material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our results of operations. Additionally, in order to avoid excess material inventories we may incur cancellation charges associated with modifying existing purchase orders with our vendors, which, depending on the magnitude of such cancellation charges, may adversely affect our results of operations.

If we do not achieve acceptable manufacturing yields our operating results could suffer. The manufacture of our products involves complex and precise processes. Our manufacturing costs for several products are relatively fixed, and, thus, manufacturing yields are critical to the success of our business and our results of operations. Changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. The occurrence of unacceptable manufacturing yields or product yields could adversely affect our financial condition and results of operations.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could suffer. Our manufacturing lines have passed our qualification standards, as well as our technical standards. However, our customers may also require that our manufacturing lines pass their specific qualification standards, and that we be registered under international quality standards, such as ISO 9001:2008, ISO 9001:2015, and ISO/TS 16949: 2009 certifications. This customer qualification process determines whether our manufacturing lines meet the customers’ quality, performance, and reliability standards. Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. We may be unable to obtain customer qualification of our manufacturing lines or we may experience delays in obtaining customer qualification of our manufacturing lines. If there are delays in the qualification of our products or manufacturing lines, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of each such customer’s supply program, or our customers may purchase from other manufacturers. The inability to obtain customer qualification of our manufacturing lines, or the delay in obtaining such qualification, could adversely affect our financial condition and results of operations.

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Risks Related To Our Intellectual Property

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively. We believe that our intellectual property rights are important to our success and our competitive position, and we rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have devoted substantial resources to the establishment and protection of our intellectual property rights, the actions taken by us may be inadequate to prevent imitation or improper use of our products by others or to prevent others from claiming violations of their intellectual property rights by us.

In addition, we cannot assure that, in the future, our patent applications will be approved, that any patents that we may be issued will protect our intellectual property, or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We also rely on confidentiality procedures and contractual provisions with our employees, consultants, and corporate partners to protect our proprietary rights, but we cannot assure the compliance by such parties with their confidentiality obligations, which could be very time consuming and expensive to enforce.

It may be necessary to litigate to enforce our patents, copyrights, and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation can be time consuming, distracting to management, expensive, and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business, financial condition, prospects, and results of operation.

We do not have patent protection for our formulas and processes, and a loss of ownership of any of our formulas and processes would negatively impact our business. We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for all of our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition, and cash flows.

We may become involved in intellectual property disputes and litigation, which could adversely affect our business. We anticipate, based on the size and sophistication of our competitors and the history of rapid technological advances in our industry that several competitors may have patent applications in progress in the United States or in foreign countries that, if issued, could relate to products similar to ours. If such patents were to be issued, the patent holders or licensees may assert infringement claims against us or claim that we have violated other intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. The lawsuits, regardless of their merits, could be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following, any of which could harm our business and adversely affect our financial condition and results of operations:

·	stop selling, incorporating or using our products that use the disputed intellectual property;
·	obtain from third parties a license to sell or use the disputed technology, which license may not be available on reasonable terms, or at all; or
·	redesign our products that use the disputed intellectual property.

Risks Related To An Investment In Our Securities

Historically, our quarterly results have fluctuated and continued fluctuations could negatively impact our stock price. Revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. As a result, the market price of our Class A Common Stock may also fluctuate substantially.

We may issue additional securities with rights superior to those of our Class A Common Stock, which could materially limit the ownership rights of our stockholders. We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital or to refinance our debt. Our board of directors (our “Board”) has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of the stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of our Class A Common Stock and may be convertible into shares of our Class A Common Stock. Any sale of securities could adversely affect the interests or voting rights of the holders of our Class A Common Stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our Class A Common Stock.

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The price of our Class A Common Stock has been, and may continue to be, subject to substantial volatility. Broad market fluctuations or fluctuations in our operations may adversely affect the price of our Class A Common Stock. The market for our Class A Common Stock is volatile, the bid-ask spread is often large, and the trading volume and activity can be low and sporadic. The price of our Class A Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

·	volatility in the trading markets generally and in our particular market segment;
·	limited trading of our Class A Common Stock;
·	actual or anticipated fluctuations in our results of operations;
·	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;
·	announcements regarding our business or the business of our customers or competitors;
·	changes in accounting standards, policies, guidelines, interpretations, or principles;
·	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
·	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;
·	announced or completed acquisitions of businesses or technologies by us or our competitors;
·	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
·	any major change in our Board or management;
·	sales of shares of our Class A Common Stock by us or our stockholders;
·	lawsuits threatened or filed against us; and
·	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Class A Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies.

Although our shares are publicly traded on the NCM, the trading market for shares of our Class A Common Stock has been inconsistent with wide fluctuations in the trading volume. There are periods where the trading volume is extremely low and somewhat limited, which could negatively affect our stockholders’ ability to sell their shares of our Class A Common Stock at the time and price they desire.

We do not currently pay dividends on our Class A Common Stock, and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future. Our Board has never declared a dividend on our Class A Common Stock and we do not anticipate paying dividends on our Class A Common Stock in the foreseeable future. We intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our Board and will depend upon various factors, including our business, financial condition, results of operations, and capital requirements. Therefore, we cannot offer any assurance that our Board will determine to pay special or regular dividends in the future. Unless our Board determines to pay dividends, stockholders will be required to look to appreciation of our Class A Common Stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Our management and principal stockholders control a substantial amount of our stock and, therefore, may influence our affairs. If our management and a few principal stockholders act in concert, they could determine the outcomes of matters submitted to stockholders or the election of our Board. We estimate that management, including directors, and our principal stockholders (stockholders owning more than 5% of our Class A Common Stock) beneficially owned approximately 21.5% of Class A Common Stock outstanding, on a fully-diluted basis, as of February 9, 2018.

Our charter documents and Delaware law may inhibit a takeover. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A Common Stock. Our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Amended and Restated Bylaws, as amended (the “Bylaws”), and certain other agreements contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, the following:

·	staggered-terms of service for our Board;
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·	the authorization of our Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the stockholders;
·	the adoption of a stockholder rights plan in 1998 and a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock (the “Rights”) for each outstanding share of Class A Common Stock. The description and terms of such rights are set forth in the Rights Agreement dated as of May 1, 1998 between LightPath and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”) (a copy of the Rights Agreement and related documents are filed as Exhibit 1 to the Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act, filed on April 28, 1998). The Rights Agreement was amended on February 25, 2008 to extend the termination date through February 25, 2018. The Rights Agreement was amended on January 30, 2018 to extend the termination date through February 28, 2021;
·	the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and
·	the fact that special meetings of the stockholders may be called only by our Chairman, President, or upon the request of a majority of our Board.

All of these provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) (to which we are subject), could impede a merger, consolidation, takeover, or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our outstanding stock options and restricted stock units may inhibit our ability to accomplish future financings and adversely affect the price and liquidity of our Class A Common Stock. As of February 9, 2018, there were issued and outstanding:

·	25,727,981 shares of our Class A Common Stock;
·	outstanding options under the Plan to purchase an aggregate of 1,030,035 shares of our Class A Common Stock, with a weighted average exercise price of approximately $1.73 per share; and
·	restricted stock unit awards for 1,649,353 shares of our Class A Common Stock that have been granted but that remain unissued, of which 1,287,370 have vested.

In addition, 1,664,870 shares of our Class A Common Stock were reserved as of February 9, 2018, for issuance pursuant to future grants to be made under the Plan and 358,008 shares of our Class A Common Stock were reserved as of February 9, 2018 for issuance pursuant to the 2014 ESPP. The existence of our outstanding options restricted stock units, and the potential for sales of significant amounts of previously unregistered shares of our Class A Common Stock in the public market, or the perception that such sales could occur, following the exercise of these derivative securities may adversely affect the terms on which we can obtain additional financing or the prevailing price of our Class A Common Stock.

We may issue additional shares of our Class A Common Stock in the future, which could cause significant dilution to all stockholders. Our authorized capital stock consists of 55,000,000 shares, divided into 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 9, 2018, 25,727,981 shares of our Class A Common Stock were outstanding. We may issue additional shares of Class A Common Stock in the future in connection with a financing, acquisition, upon exercise of outstanding options, or in connection with the grant of restricted stock units. Any issuance of additional shares of our Class A Common Stock, or equity securities convertible into our Class A Common Stock, including, but not limited to, preferred stock, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Class A Common Stock, and may negatively impact the market price of our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that they may occur, may depress the market price of our Class A Common Stock. Of the total number of shares of Class A Common Stock currently issued and outstanding, almost all of our outstanding shares are freely transferable or can be publicly resold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including our affiliates, would be entitled to sell such securities, subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144. Under Rule 144, sales by our affiliates are subject to volume limitations, manner of sale provisions and notice requirements. The ability to sell shares of our Class A Common Stock to the public, whether pursuant to an effective registration statement, Rule 144, or an exemption from the registration requirements, may adversely affect the price of our Class A Common Stock by creating an excessive supply, the scope or extent of which effect we cannot predict. Likewise, the ability for sale of substantial amounts of our Class A Common Stock could reduce the prevailing market price.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume,” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain those identifying words. All statements contained in this prospectus and the documents incorporated by reference in this prospectus regarding our business strategy, future operations, projected financial position, potential strategic transactions, proposed distribution channels, projected sales growth, proposed new products, estimated future revenues, cash flows, and profitability, projected costs, potential sources of additional capital, future prospectus, future economic conditions, the future of our industry, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus or the respective date of each document incorporated by reference in this prospectus. Over time, our actual results, performance, or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. We have identified some of the important factors that could cause future events to differ from our current expectations under the caption “Risk Factors” in this prospectus, as well as in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017 and December 31, 2017, and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

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USE OF PROCEEDS

All of the shares of our Class A Common Stock covered by this prospectus are being offered and sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from these sales of our Class A Common Stock. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

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DETERMINATION OF OFFERING PRICE

The price of the shares of Class A Common Stock offered for sale by the selling stockholders pursuant to the terms of the offering described in this prospectus will be at prevailing market prices, at privately negotiated prices, or pursuant to any other method permitted by applicable law. Factors that are relevant to the determination of the offering price may include, but are not limited to, the market price for the shares, consideration of the amount of Class A Common Stock offered for sale relative to the total number of shares of Class A Common Stock outstanding, the trading history of our outstanding securities, our financial prospects, and the trading price of other companies similar to us in terms of size, operating characteristics, industry and other similar factors.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation, and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, and to the provisions of the DGCL. We encourage you to review complete copies of our Certificate of Incorporation and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” elsewhere in this prospectus.

General

Our authorized capital stock consists of 55,000,000 shares, divided into 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Under our Certificate of Incorporation, our Board has the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Class A Common Stock

Of the 50,000,000 shares of common stock authorized in our Certificate of Incorporation, our Board has previously designated 44,500,000 shares as Class A Common Stock. As of February 9, 2018, 25,727,981 shares of our Class A Common Stock were outstanding. The remaining 5,500,000 shares of authorized common stock were designated as Class E-1 common stock, Class E-2 common stock, or Class E-3 common stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock.

Holders of our Class A Common Stock are entitled to one vote per share in the election of directors and on all other matters of which stockholders are entitled or permitted to vote. Holders of our Class A Common Stock are not entitled to cumulative voting rights for election of directors. Subject to the terms of any outstanding series of preferred stock, the holders of Class A Common Stock are entitled to dividends in the amounts and at times as may be declared by our Board out of funds legally available. We have not paid any dividends and do not anticipate paying any dividends on our Class A Common Stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Upon liquidation, dissolution, or winding-up, holders of our Class A Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock, if any. Holders of our Class A Common Stock do not have any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

As of February 9, 2018, we have reserved for issuance 1,649,353 shares of our Class A Common Stock underlying outstanding restricted stock units, 1,030,035 shares of our Class A Common Stock for issuance upon the exercise of outstanding stock options, 1,664,870 shares of our Class A Common Stock for issuance under the Plan, and 358,008 shares of our Class A Common Stock for issuance under our 2014 ESPP.

Preferred Stock

Of the 5,000,000 shares of preferred stock authorized in our Certificate of Incorporation, our Board has previously designated:

·	250 shares of our preferred stock as Series A Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
·	300 shares of our preferred stock as Series B Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
·	500 shares of our preferred stock as Series C Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
·	500,000 shares of our preferred stock as Series D Participating Preferred Stock, none of which have been issued; however, in 1998, our Board declared a dividend distribution as a right to purchase one share of Series D Participating Preferred Stock for each outstanding share of Class A Common Stock (see “Series D Participating Preferred Stock Purchase Rights” below); and
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·	500 shares of our preferred stock as Series F Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued.

4,498,450 shares of our preferred stock remain available for designation by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series D Participating Preferred Stock Purchase Rights

On February 25, 1998, our Board declared a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock (the “Series D Participating Preferred Stock Purchase Rights” or, the “Rights”) for each outstanding share of Class A Common Stock, which dividend distribution was paid on May 1, 1998. The Rights are designated to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our stockholders of their interest in our long-term value. These Rights seek to achieve these goals by forcing a potential acquirer to negotiate with our Board (or go to court to try to force the Board to redeem the Rights), because only our Board can redeem the Rights and allow the potential acquirer to acquire our shares without suffering very significant dilution. However, these Rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our Class A Common Stock.

Each Right entitles the registered holder to purchase one one-hundredth of a share of our Series D Participating Preferred Stock at a price of $35.00 per share, subject to adjustment. Because of the nature of the dividend, liquidation, and voting rights of the Series D Participating Preferred Stock, the value of one one-hundredth interest in a share of the Series D Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Class A Common Stock.

The Rights will be exercisable only if a person or group acquires twenty percent (20%) or more of our Class A Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of twenty percent (20%) or more of our Class A Common Stock. Our Board may redeem the Rights at a price of $0.01 per Right. The Rights will expire at the close of business on February 28, 2021 unless the expiration date is extended or unless the Rights are earlier redeemed or exchanged by us.

Options

As of February 9, 2018, we had 1,030,035 shares of our Class A Common Stock underlying stock options outstanding, having a weighted-average exercise price of approximately $1.73 per share.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

In addition to the Series D Participating Preferred Stock Purchase Rights, certain provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could make the acquisition of the Company or the removal of incumbent officers and directors more difficult. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A Common Stock. Such provisions may discourage other persons from attempting to acquire control of us. These provisions include the following:

Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

·	the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;
·	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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·	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our Class A Common Stock.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or our management, including, but not limited to the following:

·	Our Certificate of Incorporation provides that our Board is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. Provisions of this type may serve to delay or prevent an acquisition of us or a change in our directors and officers.
·	Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent.
·	Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, President, or a majority of the Board.
·	Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in our management.
·	Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.
·	Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the courts in the State of Delaware are, to the fullest extent permitted by applicable law, the sole and exclusive forum for any claims, including claims in the right of the Company, brought by a stockholder (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.

These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our Class A Common Stock.

Market Information

Our Class A Common Stock is listed on the NCM under the ticker symbol “LPTH.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Inc. (“Computershare”), 211 Quality Circle, Suite 210, College Station, Texas 77845. Computershare’s telephone number is (781) 575-4223, or toll free at 1-800-368-5948.

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SELLING STOCKHOLDERS

The “selling stockholders” named in this prospectus may sell shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part. This prospectus covers the resale of 967,208 shares of Class A Common Stock issued to the selling stockholders named in this prospectus in connection with that certain Note Satisfaction and Securities Purchase Agreement, dated January 16, 2018, by and between us and the selling stockholders.

The following table sets forth certain information provided to us by the selling stockholders with respect to the beneficial ownership of our Class A Common Stock by the selling stockholders as of February 9, 2018. The following table assumes that the selling stockholders sell all of their shares; however, we are unable to determine the exact number of shares that will actually be sold. The percentage of shares beneficial owned prior to the offering is based on 25,727,981 shares outstanding at February 9, 2018, determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of February 9, 2018, through the exercise of any warrants or other right.

Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Class A Common Stock Offered for Sale Hereunder	Number of Shares of Class A Common Stock Beneficially Owned Assuming Sale of All Shares Offered Hereunder	Percentage of Class A Common Stock Beneficially Owned Assuming Sale of All Shares Offered Hereunder
Joseph Menaker	483,604	1.9%	483,604	–	–
Mark Lifshotz	483,604	1.9%	483,604	–	–
TOTAL			967,208

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PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock issued to the selling stockholders to permit the resale of these shares of Class A Common Stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.

The selling stockholders may sell all or a portion of the shares of Class A Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

·	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
·	in the over-the-counter market;
·	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
·	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	short sales made after the date the registration statement is declared effective by the SEC;
·	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale; and
·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Class A Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. If the selling stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A Common Stock short and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Class A Common Stock in violation of any applicable securities laws. In no event shall any broker-dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

We will pay all expenses of the registration of the shares of Class A Common Stock pursuant to the registration rights agreement, estimated to be approximately $32,261 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all of the shares covered by this prospectus have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (ii) February 15, 2021.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The validity of the Class A Common Stock offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Orlando, Florida. If counsel for any selling stockholder or underwriter passes on legal matters in connection with an offering of the Class A Common Stock described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements of LightPath Technologies, Inc. as of June 30, 2017 and 2016 and for each of the two years in the period ended June 30, 2017 incorporated by reference in this prospectus have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the reporting requirements of the Exchange Act, and we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information that we file at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are also available free of charge at the SEC’s website at www.sec.gov.

We also maintain a website at www.lightpath.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826, Attention: Chief Financial Officer or (407) 382-4003. We also maintain a website at www.lightpath.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that website are not incorporated by reference into or otherwise a part of this prospectus.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

·	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on September 14, 2017;
·	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017;
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·	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on February 13, 2018;
·	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2017;
·	Our Current Report on Form 8-K dated September 21, 2017, filed with the SEC on September 22, 2017;
·	Our Current Report on Form 8-K dated October 26, 2017, filed with the SEC on October 31, 2017;
·	Our Current Report on Form 8-K dated December 4, 2017, filed with the SEC on December 8, 2017;
·	Our Current Report on Form 8-K dated December 20, 2017, filed with the SEC on December 22, 2017;
·	Our Current Report on Form 8-K dated January 16, 2018, filed with the SEC on January 17, 2018;
·	Our Current Report on Form 8-K dated January 30, 2018, filed with the SEC on February 1, 2018;
·	The description of our Class a Common Stock contained in our Registration Statement on Form 8-A, dated January 13, 1996, including any amendment or report filed for the purposes of updating such description;
·	The description of our Series D Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 28, 1998, and as amended by filing Amendment No. 1 to Form 8-A with the SEC on February 25, 2008 and filing Amendment No. 2 to Form 8-A with the SEC on February 1, 2018; and
·	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the effective date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the respective dates of filing of such documents.
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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

The following table sets forth various expenses relating to the registration, sale, and distribution of the shares of Class A Common Stock being registered. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$260.70
Legal fees and expenses	10,000
Accounting fees and expenses	20,000
Printing and miscellaneous fees and expenses	2,000
Total	$32,260.70

ITEM 15.	Indemnification of Directors and Officers

Section 145 of the DGCL provides for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our Certificate of Incorporation provides that the personal liability of each member of our Board or our stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Specifically, Article TENTH of the Certificate of Incorporation provides as follows:

TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the GCL. This Article shall eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

In addition, Article 7 of our Bylaws provides, in summary, that we are required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit action or proceeding by reason that such person is or was our officer, director, employee, or agent. Indemnification is against all liability and loss suffered and expenses reasonably incurred to the fullest extent permitted by applicable law. Unless required by law, no such indemnification is required by us of any person initiating such suit, action, or proceeding without Board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he or she is ultimately found to not be entitled to indemnification.

The Bylaws further provide that the indemnification rights provided for in the Bylaws shall not be deemed exclusive of any rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We provide indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

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ITEM 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description

3.1.1	Certificate of Incorporation, filed June 15, 1992 with the Secretary of State of Delaware, which was filed as an exhibit to our Registration Statement on Form SB-2 (File No: 33-80119) filed with the SEC on December 7, 1995, and is incorporated herein by reference thereto.

3.1.2	Certificate of Amendment to Certificate of Incorporation, filed October 2, 1995 with the Secretary of State of Delaware, which was filed as an exhibit to our Registration Statement on Form SB-2 (File No: 33-80119 filed with the SEC on December 7, 1995, and is incorporated herein by reference thereto.

3.1.3	Certificate of Designations of Class A common stock and Class E-1 common stock, Class E-2 common stock, and Class E-3 common stock, filed November 9, 1995 with the Secretary of State of Delaware, which was filed as an exhibit to our Registration Statement on Form SB-2 (File No: 33-80119) filed with the SEC on December 7, 1995, and is incorporated herein by reference thereto.

3.1.4	Certificate of Designation of Series A Preferred Stock, filed July 9, 1997 with the Secretary of State of Delaware, which was filed as Exhibit 3.4 to our Annual Report on Form 10-KSB40 filed with the SEC on September 11, 1997, and is incorporated herein by reference thereto.

3.1.5	Certificate of Designation of Series B Stock, filed October 2, 1997 with the Secretary of State of Delaware, which was filed as Exhibit 3.2 to our Quarterly Report on Form 10-QSB (File No. 000-27548) filed with the SEC on November 14, 1997, and is incorporated herein by reference thereto.

3.1.6	Certificate of Amendment of Certificate of Incorporation, filed November 12, 1997 with the Secretary of State of Delaware, which was filed as Exhibit 3.1 to our Quarterly Report on Form 10-QSB (File No. 000-27548) filed with the SEC on November 14, 1997, and is incorporated herein by reference thereto.

3.1.7	Certificate of Designation of Series C Preferred Stock, filed February 6, 1998 with the Secretary of State of Delaware, which was filed as Exhibit 3.2 to our Registration Statement on Form S-3 (File No. 333-47905) filed with the SEC on March 13, 1998, and is incorporated herein by reference thereto.

3.1.8	Certificate of Designation, Preferences and Rights of Series D Participating Preferred Stock, filed April 29, 1998 with the Secretary of State of Delaware, which was filed as Exhibit 1 to our Registration Statement on Form 8-A (File No. 000-27548) filed with the SEC on April 28, 1998, and is incorporated herein by reference thereto.

3.1.9	Certificate of Designation of Series F Preferred Stock, filed November 2, 1999 with the Secretary of State of Delaware, which was filed as Exhibit 3.2 to our Registration Statement on Form S-3 (File No: 333-94303) filed with the SEC on January 10, 2000, and is incorporated herein by reference thereto.

3.1.10	Certificate of Amendment of Certificate of Incorporation, filed February 28, 2003 with the Secretary of State of Delaware, which was filed as Appendix A to our Proxy Statement (File No. 000-27548) filed with the SEC on January 24, 2003, and is incorporated herein by reference thereto.

3.1.11	Certificate of Amendment of Certificate of Incorporation, filed March 1, 2016 with the Secretary of State of Delaware, which was filed as Exhibit 3.1.11 to our Quarterly Report on Form 10-Q (File No: 000-27548) filed with the SEC on November 14, 2016, and is incorporated herein by reference thereto.

3.1.12	Certificate of Amendment of Certificate of Incorporation, filed October 30, 2017 with the Secretary of State of Delaware, which was filed as Exhibit 3.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on October 31, 2017, and is incorporated herein by reference thereto.

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3.1.13	Certificate of Amendment of Certificate of Designations of Class A Common Stock and Class E-1 Common Stock, Class E-2 Common Stock, and Class E-3 Common Stock, filed October 30, 2017 with the Secretary of State of Delaware, which was filed as Exhibit 3.2 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on October 31, 2017, and is incorporated herein by reference thereto.

3.1.14	Certified of Amendment of Certificate of Designation, Preferences and Rights of Series D Participating Preferred Stock, filed January 30, 2018 with the Secretary of State of Delaware, which was filed as Exhibit 3.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on February 1, 2018, and is incorporated herein by reference thereto.

3.2.1	Amended and Restated Bylaws, which was filed as Exhibit 3.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on February 3, 2015, and is incorporated herein by reference thereto.

3.2.2	First Amendment to Amended and Restated Bylaws, which was filed as Exhibit 3.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on September 21, 2017, and is incorporated herein by reference thereto.

4.1	Rights Agreement dated May 1, 1998, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, which was filed as Exhibit 1 to Registration Statement on Form 8-A filed with the SEC on April 28, 1998, and is incorporated herein by reference thereto.

4.2	First Amendment to Rights Agreement dated February 25, 2008, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, which was filed as Exhibit 2 to Amendment No. 1 to Form 8-A filed with the SEC on February 25, 2008, and is incorporated herein by reference thereto.

4.3	Second Amendment to Rights Agreement dated January 30, 2018, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, which was filed as Exhibit 4.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on February 1, 2018, and is incorporated herein by reference thereto.

5.1	Legal Opinion of Baker & Hostetler LLP*

10.1	Amended and Restated Omnibus Incentive Plan dated October 15, 2002, as amended, which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on October 31, 2017, and is incorporated herein by reference thereto.

10.2	Employee Letter Agreement dated June 12, 2008, between LightPath Technologies, Inc., and J. James Gaynor, its Chief Executive Officer & President, which was filed as Exhibit 99.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on June 17, 2008, and is incorporated herein by reference thereto.

10.3	LightPath Technologies, Inc. Employee Stock Purchase Plan effective January 30, 2015, which was filed as Appendix A to our Definitive Proxy Statement on Schedule 14A (File No: 000-27548) filed with the SEC on December 19, 2014, and is incorporated herein by reference thereto.

10.4	Second Amended and Restated Loan and Security Agreement dated December 21, 2016 by and between LightPath Technologies, Inc. and AvidBank Corporate Finance, a division of AvidBank, which was filed as Exhibit 10.2 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 27, 2016, and is incorporated herein by reference thereto.

10.5	Sixth Amendment to Lease dated as of July 2, 2014 between LightPath Technologies, Inc. and Challenger Discovery LLC, which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on July 8, 2014, and is incorporated herein by reference thereto.

10.6	Stock Purchase Agreement dated August 3, 2016 by and among LightPath Technologies, Inc., ISP Optics Corporation, Mark Lifshotz, and Joseph Menaker, which was filed as Exhibit 10.8 to our Annual Report on Form 10-K (File No: 000-27548) filed with the SEC on September 15, 2016, and is incorporated herein by reference thereto.**

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10.7	Unsecured Promissory Note dated December 21, 2016 in favor of Joseph Menaker and Mark Lifshotz, which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 27, 2016, and is incorporated herein by reference thereto.

10.8	Affirmation of Guarantee of Geltech, Inc., which was filed as Exhibit 10.3 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 27, 2016, and is incorporated herein by reference thereto.

10.9	Joinder Agreement dated December 22, 2016 by and between ISP Optics Corporation and AvidBank Corporate Finance, a division of AvidBank, which was filed as Exhibit 10.4 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 27, 2016, and is incorporated herein by reference thereto.

10.10	Underwriting Agreement dated December 16, 2016, between LightPath Technologies, Inc. and Roth Capital Partners, LLC, as representative of the several underwriters, which was filed as Exhibit 1.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 20, 2016, and is incorporated herein by reference thereto.

10.11	First Amendment to Second Amended and Restated Loan and Security Agreement dated December 20, 2017 by and between LightPath Technologies, Inc. and AvidBank Corporate Finance, a division of AvidBank, which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on December 22, 2017, and is incorporated herein by reference thereto.

10.12	Note Satisfaction and Securities Purchase Agreement dated January 16, 2018, by and between LightPath Technologies, Inc., Joseph Menaker, and Mark Lifshotz, which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on January 17, 2018, and is incorporated herein by reference thereto.

10.13	Registration Rights Agreement dated January 16, 2018, by and between LightPath Technologies, Inc., Joseph Menaker, and Mark Lifshotz, which was filed as Exhibit 10.2 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on January 17, 2018, and is incorporated herein by reference thereto.

10.14	Second Amendment to Second Amended and Restated Loan and Security Agreement dated December 20, 2017 by and between LightPath Technologies, Inc. and AvidBank Corporate Finance, a division of AvidBank, which was filed as Exhibit 10.3 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on January 17, 2018, and is incorporated herein by reference thereto.

10.15	Affirmation of Guarantee of GelTech, Inc., which was filed as Exhibit 10.4 to our Current Report on Form 8-K (File No: 000-27548) filed with the SEC on January 17, 2018, and is incorporated herein by reference thereto.

10.16

Amendment No. 8 to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan dated February 8, 2018, which was filed as Exhibit 10.7 to our Quarterly Report on Form 10-Q (File No. 000-27548) filed with the SEC on February 13, 2018, and is incorporated herein by reference thereto.

23.1	Consent of BDO USA LLP, independent registered public accounting firm *

23.2	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1) *

24.1	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith.
**	The schedules to the Stock Purchase Agreement filed as Exhibit 10.6 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We hereby undertake to provide copies of the omitted schedules to the SEC upon request.

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ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(7)       For purposes of determining any liability under the Securities Act:

(a)       The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)       Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on February 14, 2018.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor
Name:	J. James Gaynor
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. James Gaynor or Dorothy M. Cipolla, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including pre and post- effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ J. James Gaynor J. James Gaynor	President and Chief Executive Officer (principal executive officer)	February 8, 2018

/s/ Dorothy M. Cipolla Dorothy M. Cipolla	Chief Financial Officer (principal financial and principal accounting officer)	February 8, 2018

/s/ Robert Ripp Robert Ripp	Chairman of the Board and Director	February 8, 2018

/s/ Sohail Khan Sohail Khan	Director	February 8, 2018

/s/ Steven Brueck Steven Brueck	Director	February 8, 2018

/s/ M. Scott Faris M. Scott Faris	Director	February 8, 2018
/s/ Louis Leeburg Louis Leeburg	Director	February 8, 2018
/s/ Craig Dunham Craig Dunham	Director	February 7, 2018

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